Exhibit 99.1

TALOS ENERGY ANNOUNCES FIRST QUARTER 2021 RESULTS

Houston, Texas, May 5, 2021 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced its operational and financial results for the first quarter of 2021.

Key Highlights:

•	Successful high-impact sub-salt Miocene deepwater exploration discovery at Puma West, located approximately 15 miles from the prolific Mad Dog field.

•	Successful multi-well drilling program at Green Canyon 18 concluded. Rig mobilizing to Pompano to begin multi-well campaign.

•	Completed two high-yield transactions that increased liquidity and materially extended the Company’s maturity profile.

•	Record production of 66.1 thousand barrels of oil equivalent per day (“MBoe/d”) net (68% oil, 76% liquids). This is the Company’s highest quarterly production since inception.

•

Net Loss of $121.5 million, inclusive of $137.5 million in commodity hedging losses, or $1.49 loss per diluted share, and Adjusted Net Loss(1) of $27.3 million, inclusive of $48.4 million of realized hedging losses, or $0.34 adjusted loss per diluted share.

•	Adjusted EBITDA(1) of $136.6 million, or approximately $23 per Boe. Adjusted EBITDA excluding hedges of $185.0 million, or over $31 per Boe.

•	Capital expenditures, inclusive of plugging and abandonment costs, of $71.2 million.

•	Free Cash Flow(1) of $31.3 million before changes in working capital, reflecting the quarter’s strong operational performance.

President and Chief Executive Officer Timothy S. Duncan commented: “The first quarter of 2021 was a busy period for Talos with multiple development and exploration projects underway. We achieved success across the board on those projects, ranging from in-field developments to a high-impact deepwater sub-salt discovery at Puma West. We believe this discovery builds momentum around our sub-salt Miocene portfolio in our Green Canyon and Mississippi Canyon core areas, where we are focused on accelerating significant value creation in the coming years through exploration. On the development and exploitation front, we look forward to drilling an additional well at Tornado to maximize our water flood project, as well as starting the Pompano platform rig program campaign, which should deliver high-value projects in the second half of 2021 and into 2022.”

Duncan continued: “It was also a strong quarter financially with over $31 million of free cash flow generation, despite hedge settlements, winter weather events and planned downtime at Pompano. Thematically, the results of the quarter illustrate what’s possible with our high-quality asset base, diverse project inventory and competitive cost structure, all of which allowed us to generate over $31 per Boe of Adjusted EBITDA margin before hedge settlements. With our oil-weighted asset base we expect this high margin trend to continue and we believe our balanced capital program will generate solid returns moving forward.”

RECENT DEVELOPMENTS AND OPERATIONS UPDATE

Puma West: The Puma West deepwater sub-salt discovery was drilled on Green Canyon Block 821 to a total depth of 23,530 feet. The well encountered high quality Miocene pay with similar rock and fluid properties as other significant discoveries in the prolific sub-salt Miocene basin. bp is the operator and holds a 50.0% working interest. Talos and Chevron each hold a 25.0% working interest. Talos holds over 17,000 acres in the surrounding area. Additionally, the Company also holds an inventory of sub-salt Miocene prospects throughout its Green Canyon and Mississippi Canyon core areas and is active in exploration business development activities in similar high-impact opportunities.

Platform Rig Program: Talos recently completed a year-long redevelopment campaign in the Green Canyon 18 field. The project included four new completions, which added net production of over 7.5 – 8.0 MBoe/d, significantly lowering the production cost per barrel in the asset and enhancing its margins. The drilling program also generated several future asset management opportunities that the Company plans to execute in due course. The platform rig will next move to the Company’s Pompano platform to begin a multi-well development and exploitation campaign through the remainder of 2021 and into 2022.

Zama Unitization: Talos continues to work to finalize unitization beyond the March 2021 deadline previously established by Mexico’s Ministry of Energy (“SENER”). A final unitization agreement will address operatorship, initial participating interest splits and the mechanism to re-determine participating interest splits in the future, among other key topics. Talos is continuing to finalize its field development plans in parallel and is prepared to rapidly advance the project to Final Investment Decision (“FID”) following the conclusion of unitization.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Tornado Attic well: Signed a contract with the Seadrill West Neptune deepwater rig to drill the Tornado Attic well to build on the water flood project in the Tornado field. The rig is expected to be on location in the first half of May with drilling activities commencing soon thereafter. Production impact from this well is expected sometime in the third quarter of 2021. This additional infill well will provide additional production and have pressure support from the previously completed deepwater intra-well, or “dump flood” water flood project, which was a first of its kind in the deepwater Gulf of Mexico.

Spring Borrowing Base Redetermination: Talos has begun working on its semi-annual redetermination, including seeking a material extension of its credit facility maturity. Finalization and announcement is expected in the second quarter of 2021.

Environmental, Social and Governance: Talos renamed the Safety Committee of the Board of Directors to the Safety, Sustainability and Corporate Responsibility Committee to better reflect the Company’s expanded environment stewardship initiatives to lower emissions from operations, explore investments in evolving offshore carbon reduction markets and reinforce engagement within local communities. Talos expects to deliver its next annual ESG report in the coming months. The Company also announced the nomination of Paula Glover to the Board of Directors.

FIRST QUARTER 2021 RESULTS

Key Financial Highlights:

Three Months Ended March 31, 2021
Period results ($ million):
Total Revenues and other	$267.9
Net Loss	$(121.5)
Net Loss per diluted share	$(1.49)
Adjusted Net Loss	$(27.3)
Adjusted Net Loss per diluted share	$(0.34)
Adjusted EBITDA	$136.6
Adjusted EBITDA excluding hedges	$185.0
Adjusted EBITDA Margin:
Adjusted EBITDA per Boe	$22.96
Adjusted EBITDA excluding hedges per Boe	$31.10

Production

Production in the first quarter of 2021 averaged 66.1 MBoe/d, the Company’s highest quarterly production since inception. This production level was achieved despite the unplanned downtime related to significant winter storms as well as planned downtime at the Pompano facility for preventative maintenance and topsides preparation to host the third-party Praline well.

In addition to planned Praline tieback downtime at Pompano, the Company expects to mobilize the platform rig from Green Canyon 18 to Pompano. As a result, significant downtime is expected at both platforms in the second quarter of 2021.

Three Months Ended March 31, 2021
Average net daily production volumes
Oil (MBbl/d)	45.0
Natural Gas (MMcf/d)	94.5
NGL (MBbl/d)	5.4
Total average net daily (MBoe/d)	66.1

	Three Months Ended March 31, 2021
	Production	% Oil	% Liquids	% Operated
Average net daily production volumes by Core Area (MBoe/d)
Green Canyon Area	18.3	82%	88%	97%
Mississippi Canyon Area	29.6	78%	86%	47%
Shelf and Gulf Coast	18.2	39%	49%	50%

Total average net daily (MBoe/d)	66.1	68%	76%	62%

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Capital Expenditures

Three Months Ended March 31, 2021
Capital Expenditures
U.S. Drilling & Completions	$38.2
Mexico Appraisal & Exploration	0.6
Asset Management	6.1
Seismic and G&G / Land / Capitalized G&A	16.2

Total Capital Expenditures	61.1
Plugging & Abandonment	10.1

Total Capital Expenditures and Plugging & Abandonment	$71.2

Liquidity and Leverage

At quarter-end, the Company had approximately $546.4 million of liquidity, nearing all-time highs, with $495.0 million undrawn on its credit facility and approximately $65.0 million in cash, less approximately $13.6 in outstanding letters of credit. The Company expects to continue its solid operational performance, aimed at generating significant free cash flow in 2021 and beyond. Excess free cash flow is generally expected to be used to pay down the Company’s revolving credit facility, thus further enhancing liquidity in the future.

On March 31, 2021, Talos had $1,178.0 million in total debt, inclusive of $57.0 million related to the HP-I finance lease. Net Debt was $1,113.0 million. Net Debt to Credit Facility LTM Adjusted EBITDA, as determined in accordance with the Company’s credit agreement, was 2.6x.

As an additional measure of the performance of the Company’s assets during the quarter, by annualizing the Company’s first quarter Adjusted EBITDA excluding hedges, Talos’s net leverage ratio would have been 1.5x.

Footnotes:

(1)

Adjusted Net Loss, Adjusted Loss per Share, Adjusted EBITDA, Adjusted EBITDA margin, Credit Facility LTM Adjusted EBITDA, Net Debt to Credit Facility LTM Adjusted EBITDA, Free Cash Flow and PV-10 are non-GAAP financial measures. See “Supplemental Non-GAAP Information” below for additional detail and reconciliations of GAAP to non-GAAP measures.

HEDGES

The following table reflects contracted volumes and weighted average prices the Company will receive under the terms of its derivative contracts as of May 4, 2021 and includes contracts entered into after March 31, 2021:

	Instrument Type	Avg. Daily Volume		Weighted Avg. Swap Price		Weighted Avg. Put Price		Weighted Avg. Call Price
Crude - WTI		(Bbls	)	(Per Bbl	)	(Per Bbl	)	(Per Bbl	)
April - December 2021	Swaps	25,098		$45.33		—		—
April - December 2021	Collars	1,000		—		$30.00		$40.00
January - December 2022	Swaps	18,849		$48.41		—		—
January - June 2023	Swaps	3,000		$54.07		—		—

Crude - LLS
April - December 2021	Swaps	3,335		$41.06		—		—

Natural Gas - HH NYMEX		(MMBtu	)	(Per MMBtu	)	(Per MMBtu	)	(Per MMBtu	)
April - December 2021	Swaps	55,724		$2.53		—		—
April - December 2021	Collars	5,000		—		$2.50		$3.10
January - December 2022	Swaps	32,641		$2.61		—		—
January - June 2023	Swaps	5,000		$2.61		—		—

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

CONFERENCE CALL AND WEBCAST INFORMATION

Talos will host a conference call, which will be broadcast live over the internet, on Thursday, May 6, 2021 at 11:00 AM Eastern Time (10:00 AM Central Time). Listeners can access the conference call live over the Internet through a webcast link on the Company’s website at: https://www.talosenergy.com/investors. Alternatively, the conference call can be accessed by dialing (888) 428-7458 (U.S. and Canada toll-free) or (862) 298-0702 (international). Please dial in approximately 15 minutes before the teleconference is scheduled to begin and ask to be joined into the Talos Energy call. A replay of the call will be available one hour after the conclusion of the conference for seven days and can be accessed by dialing (888) 539-4649 and using access code 155603.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash flows and long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the U.S. Gulf of Mexico’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, to be filed with the SEC subsequent to the issuance of this communication.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to transportation, processing and storage availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

CAUTIONARY NOTE TO INVESTORS

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. In this communication, the Company uses certain broader terms such as “contingent resources” and “2C resources” that the SEC’s guidelines strictly prohibit the Company from including in filings with the SEC. These types of estimates do not represent, and are not intended to represent, any category of reserves based on SEC definitions, are by their nature more speculative than estimates of proved, probable and possible reserves and do not constitute “reserves” within the meaning of the SEC’s rules. These estimates are subject to greater uncertainties, and accordingly, are subject to a substantially greater risk of actually being realized. Investors are urged to consider closely the disclosures and risk factors in the reports the Company files with the SEC.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,979	$34,233
Accounts receivable
Trade, net	135,415	106,220
Joint interest, net	42,020	50,471
Other	13,371	18,448
Assets from price risk management activities	1,720	6,876
Prepaid assets	32,733	29,285
Other current assets	1,761	1,859

Total current assets	291,999	247,392

Property and equipment:
Proved properties	4,996,802	4,945,550
Unproved properties, not subject to amortization	266,321	254,994
Other property and equipment	33,086	32,853

Total property and equipment	5,296,209	5,233,397
Accumulated depreciation, depletion and amortization	(2,798,885)	(2,697,228)

Total property and equipment, net	2,497,324	2,536,169

Other long-term assets:
Assets from price risk management activities	2,123	945
Other well equipment inventory	20,069	18,927
Operating lease assets	6,722	6,855
Other assets	21,457	24,258

Total assets	$2,839,694	$2,834,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,770	$104,864
Accrued liabilities	140,552	163,379
Accrued royalties	42,741	27,903
Current portion of asset retirement obligations	45,478	49,921
Liabilities from price risk management activities	133,167	66,010
Accrued interest payable	20,410	9,509
Current portion of operating lease liabilities	1,927	1,793
Other current liabilities	25,192	24,155

Total current liabilities	482,237	447,534

Long-term liabilities:
Long-term debt, net of discount and deferred financing costs	1,049,365	985,512
Asset retirement obligations	406,690	392,348
Liabilities from price risk management activities	27,617	9,625
Operating lease liabilities	18,015	18,554
Other long-term liabilities	48,616	54,372

Total liabilities	2,032,540	1,907,945

Commitments and contingencies (Note 11)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized and no shares issued or outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock $0.01 par value; 270,000,000 shares authorized; 81,707,214 and 81,279,989 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	817	813
Additional paid-in capital	1,661,840	1,659,800
Accumulated deficit	(855,503)	(734,012)

Total stockholders’ equity	807,154	926,601

Total liabilities and stockholders’ equity	$2,839,694	$2,834,546

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per common share amounts)

	Three Months Ended March 31,
	2021	2020
Revenues and other:
Oil	$229,561	$166,624
Natural gas	28,234	11,898
NGL	9,113	4,301
Other	1,000	4,941

Total revenues and other	267,908	187,764
Operating expenses:
Lease operating expense	66,628	58,241
Production taxes	822	249
Depreciation, depletion and amortization	101,657	93,543
Write-down of oil and natural gas properties	—	57
Accretion expense	14,985	12,417
General and administrative expense	19,189	27,469

Total operating expenses	203,281	191,976

Operating income (expense)	64,627	(4,212)
Interest expense	(34,076)	(25,850)
Price risk management activities income (expense)	(137,508)	243,217
Other expense	(13,950)	(146)

Net income (loss) before income taxes	(120,907)	213,009
Income tax expense	(584)	(55,260)

Net income (loss)	$(121,491)	$157,749

Net income (loss) per common share:
Basic	$(1.49)	$2.71
Diluted	$(1.49)	$2.69
Weighted average common shares outstanding:
Basic	81,435	58,240
Diluted	81,435	58,572

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(121,491)	$157,749
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion, amortization and accretion expense	116,642	105,960
Write-down of oil and natural gas properties and other well inventory	—	190
Amortization of deferred financing costs and original issue discount	3,142	1,466
Equity based compensation, net of amounts capitalized	2,664	1,627
Price risk management activities expense (income)	137,508	(243,217)
Net cash received (paid) on settled derivative instruments	(48,381)	36,460
Loss on extinguishment of debt	13,225	—
Settlement of asset retirement obligations	(10,120)	(6,302)
Gain on sale of assets	(319)	—
Changes in operating assets and liabilities:
Accounts receivable	(17,108)	(11,578)
Other current assets	(3,350)	18,318
Accounts payable	(10,978)	(18,547)
Other current liabilities	5,328	13,337
Other non-current assets and liabilities, net	194	54,769

Net cash provided by operating activities	66,956	110,232

Cash flows from investing activities:
Exploration, development and other capital expenditures	(64,745)	(83,588)
Cash paid for acquisitions, net of cash acquired	(8,322)	(293,095)
Proceeds from sale of oil and gas properties	330	—

Net cash used in investing activities	(72,737)	(376,683)

Cash flows from financing activities:
Issuance of Senior Notes	600,500	—
Redemption of Senior Notes and other long-term debt	(356,803)	—
Proceeds from Bank Credit Facility	—	300,000
Repayment of Bank Credit Facility	(175,000)	—
Deferred financing costs	(19,387)	(1,285)
Other deferred payments	(5,575)	(7,575)
Payments of finance lease	(5,058)	(4,049)
Employee stock transactions	(2,150)	(710)

Net cash provided by financing activities	36,527	286,381

Net increase in cash, cash equivalents and restricted cash	30,746	19,930
Cash, cash equivalents and restricted cash:
Balance, beginning of period	34,233	87,022

Balance, end of period	$64,979	$106,952

Supplemental Non-Cash Transactions:
Capital expenditures included in accounts payable and accrued liabilities	$65,755	$66,712
Supplemental Cash Flow Information:
Interest paid, net of amounts capitalized	$13,712	$4,906

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

SUPPLEMENTAL NON-GAAP INFORMATION

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “Adjusted Earnings per Share,” “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA excluding hedges,” “Adjusted EBITDA Margin,” “Adjusted EBITDA Margin excluding hedges,” “Free Cash Flow,” “Net Debt,” “LTM Adjusted EBITDA,” “Credit Facility LTM Adjusted EBITDA” and “Net Debt to Credit Facility LTM Adjusted EBITDA.” These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

“EBITDA” and “Adjusted EBITDA” are to provide management and investors with (i) additional information to evaluate, with certain adjustments, items required or permitted in calculating covenant compliance under our debt agreements, (ii) important supplemental indicators of the operational performance of our business, (iii) additional criteria for evaluating our performance relative to our peers and (iv) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

EBITDA. Net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization and accretion expense.

Adjusted EBITDA. EBITDA plus non-cash write-down of oil and natural gas properties, loss on debt extinguishment, transaction related costs, derivative fair value (gain) loss, net cash receipts (payments) on settled derivatives, non-cash (gain) loss on sale of assets, non-cash write-down of other well equipment inventory and non-cash equity-based compensation expense.

We also present Adjusted EBITDA excluding hedges and as a percentage of revenue to further analyze our business, which are outlined below:

Adjusted EBITDA Margin. EBITDA divided by Revenue, as a percentage. It is also defined as Adjusted EBITDA divided by the total production volume, expressed in Boe, in the period, and described as dollar per Boe. We believe the presentation of Adjusted EBITDA Margin is important to provide management and investors with information about how much we retain in Adjusted EBITDA terms as compared to the revenue we generate and how much per barrel we generate after accounting for certain operational and corporate costs.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

The following table presents a reconciliation of the GAAP financial measure of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding hedges, Adjusted EBITDA Margin and Adjusted EBITDA Margin excluding hedges for each of the periods indicated (in thousands, except for Boe, $/Boe and percentage data):

	Three Months Ended
($ thousands, except per Boe)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(121,491)	$(430,743)	$(52,000)	$(140,611)
Interest expense	34,076	23,251	24,124	26,190
Income tax expense (benefit)	584	57,967	(28,252)	(49,392)
Depreciation, depletion and amortization	101,657	101,813	80,547	88,443
Accretion expense	14,985	11,993	11,537	13,794

EBITDA	29,811	(235,719)	35,956	(61,576)
Write-down of oil and natural gas properties	—	267,859	—	—
Transaction and non-recurring expenses	1,778	2,054	1,607	3,498
Derivative fair value loss(1)	137,508	66,968	19,882	68,682
Net cash receipts (payments) on settled derivative instruments(2)	(48,381)	2,376	19,030	86,039
(Gain) loss on extinguishment of debt	13,225	(18)	(174)	(1,470)
Non-cash write-down of other well equipment inventory	—	566	—	—
Non-cash equity-based compensation expense	2,664	2,348	2,347	2,347

Adjusted EBITDA	136,605	106,434	78,648	97,520
Net cash receipts (payments) on settled derivative instruments(1)	48,381	(2,376)	(19,030)	(86,039)

Adjusted EBITDA excluding hedges	$184,986	$104,058	$59,618	$11,481

Production and Revenue:
Boe(2)	5,949	5,467	4,470	4,775
Revenue - Operations	266,908	172,602	132,936	87,575
Adjusted EBITDA margin and Adjusted EBITDA excl hedges margin:
Adjusted EBITDA divided by Revenue - Operations (%)	51%	62%	59%	111%
Adjusted EBITDA per Boe(2)	$22.96	$19.47	$17.59	$20.42
Adjusted EBITDA excl hedges divided by Revenue - Operations (%)	69%	60%	45%	13%
Adjusted EBITDA excl hedges per Boe(2)	$31.10	$19.03	$13.34	$2.40

(1)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDA on a cash basis during the period the derivatives settled.

(2)

One Boe is equal to six Mcf of natural gas or one Bbl of oil or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

Reconciliation	of Adjusted EBITDA to Free Cash Flow

“Free Cash Flow” before changes in working capital provides management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

Capital Expenditures and Plugging & Abandonment. Actual capital expenditures and plugging & abandonment recognized in the quarter, inclusive of accruals.

Interest Expense. Actual interest expense per the income statement.

Talos did not pay any cash taxes in the period, therefore cash taxes have no impact to the reported Free Cash Flow before changes in working capital number.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

($ thousands, except per share amounts)	Three Months Ended March 31, 2021
Reconciliation of Adjusted EBITDA to Free Cash Flow (before changes in working capital)
Adjusted EBITDA	$136,605
Less: Capital Expenditures and Plugging & Abandonment	(71,223)
Less: Interest Expense	(34,076)

Free Cash Flow (before changes in working capital)	$31,306

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Earnings per Share

“Adjusted Net Income” and “Adjusted Earnings per Share” are to provide management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Net Income and Adjusted Earnings per Share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP or as an alternative to net income (loss), operating income (loss), earnings per share or any other measure of financial performance presented in accordance with GAAP.

Adjusted Net Income. Net income (loss) plus accretion expense, transaction related costs, derivative fair value (gain) loss, net cash receipts (payments) on settled derivative instruments and non-cash equity-based compensation expense.

Adjusted Earnings per Share. Adjusted Net Income divided by the number of common shares.

($ thousands, except per share amounts)	Three Months Ended March 31, 2021
Reconciliation of Net Loss to Adjusted Net Loss:
Net Loss	$(121,491)
Write-down of oil and natural gas properties	—
Transaction related costs and non-recurring expenses	1,778
Derivative fair value loss(1)	137,508
Net cash payments on settled derivative instruments(1)	(48,381)
Non-cash income tax expense	584
Non-cash equity-based compensation expense	2,664

Adjusted Net Loss	$(27,338)

Weighted average common shares outstanding at March 31, 2021:
Basic	81,435
Diluted	81,435

Net Loss per common share:
Basic	$(1.49)
Diluted	$(1.49)

Adjusted Net Loss per common share:
Basic	$(0.34)
Diluted	$(0.34)

(1)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted Net Income on a cash basis during the period the derivatives settled.

Reconciliation of Total Debt to Net Debt and Net Debt to LTM Adjusted EBITDA and Credit Facility LTM Adjusted EBITDA

We believe the presentation of Net Debt, LTM Adjusted EBITDA, Credit Facility LTM Adjusted EBITDA, Net Debt to LTM Adjusted EBITDA and Net Debt to Credit Facility LTM Adjusted EBITDA is important to provide management and investors with additional important information to evaluate our business. These measures are widely used by investors and ratings agencies in the valuation, comparison, rating and investment recommendations of companies

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Net Debt. Total Debt principal of the Company plus the Finance Lease balance minus Cash.

Net Debt to LTM Adjusted EBITDA. Net Debt divided by the LTM Adjusted EBITDA.

Net Debt to Credit Facility LTM Adjusted EBITDA. Net Debt divided by the Credit Facility LTM Adjusted EBITDA.

($ thousands)	As of March 31, 2021
Reconciliation of Net Debt:
12.00% Second-Priority Senior Secured Notes – due January 2026	$650,000
7.50% Senior Notes – due May 2022	6,060
Bank Credit Facility – matures May 2022	465,000
Finance lease	56,968

Total Debt	1,178,028
Less: Cash and cash equivalent	(64,979)

Net Debt	$1,113,049

Calculation of LTM EBITDA:
Adjusted EBITDA for three months period ended June 30, 2020	$97,520
Adjusted EBITDA for three months period ended September 30, 2020	78,648
Adjusted EBITDA for three months period ended December 31, 2020	106,434
Adjusted EBITDA for three months period ended March 31, 2021	136,605

LTM Adjusted EBITDA	$419,207
Acquired Assets Adjusted EBITDA for pre-closing periods	2,323

Credit Facility LTM Adjusted EBITDA	$421,530

Reconciliation of Net Debt to LTM Adjusted EBITDA:
Net Debt / LTM Adjusted EBITDA	2.7
Net Debt / Credit Facility LTM Adjusted EBITDA	2.6

The Adjusted EBITDA information included in this communication provides additional relevant information to our investors and creditors. Talos needs to comply with a financial covenant included in its Bank Credit Facility that requires it to maintain a Net Debt to Credit Facility LTM Adjusted EBITDA ratio, as determined in accordance with the Company’s credit agreement, equal to or lower than 3.0x. For purposes of covenant compliance, Credit Facility LTM Adjusted EBITDA, with certain adjustments, is calculated as the sum of quarterly Adjusted EBITDA for the 12-month period ended on that quarter, inclusive of revenue less direct operating expenditures of the Acquired Assets for periods prior to closing of the Transaction.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002